Exhibit 99.1 1800 N Route Z, Suite A Columbia, MO 65202 (800) 338-9585 NASDAQ: AOUT

Contact:

Liz Sharp, VP, Investor Relations

lsharp@aob.com

(573) 303-4620

American Outdoor Brands to Acquire Grilla Grills

•	Strategic Acquisition Expands AOB Portfolio Into Outdoor Cooking
•	Diversifies AOB and Drives Growth in Outdoor Lifestyle Category
•	Expands AOB Direct-to-Consumer Brand Offering
•	AOB Credit Facility to be Expanded by $25 million

COLUMBIA, Mo., March 10, 2022 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an industry leading provider of products and accessories for rugged outdoor enthusiasts, today announced that it has entered into an agreement to acquire privately owned Grilla Grills (“Grilla”), a provider of high-quality, barbecue grills, Wi-Fi-enabled wood pellet grills, smokers, accessories, and modular outdoor kitchens for $27 million in cash, or approximately $24 million after factoring in the future tax benefit resulting from the asset purchase. The acquisition of Grilla will allow American Outdoor Brands to enter the estimated $7 billion, U.S. barbecue grill market with an authentic, direct-to-consumer brand that can benefit from the company’s Dock & Unlock™ strategy and drive growth in the company’s outdoor lifestyle product category.

The grill market has been growing, with an estimated 9 million grills sold in the U.S. each year, driven by recent trends toward outdoor cooking.  Grilla, founded in 2015 by Dave Shidler, Owner & President, and Mark Graham, Engineering & Sales Manager, has generated net sales growth of over 161% in the past two years, with a compound annual growth rate of approximately 50% over the last five years, and calendar 2021 net sales of totaling over $15 million.  The company has amassed a loyal consumer following, and its products are sold 100% direct-to-consumer on the company’s website, and through two retail locations in Holland, Michigan and Dallas, Texas.

Brian Murphy, President and CEO of American Outdoor Brands, said, “Expanding our outdoor lifestyle category is an important component of our long-term strategic plan, and today, we are excited to welcome Grilla Grills into the American Outdoor family of brands. We have carefully searched for acquisitions that are a fit for our brand lane structure, have plenty of runway for future growth, and allow us to leverage the investments we have made in our e-commerce platform by bringing complementary products and consumers into our brand portfolio.  Through its commitment to quality, innovation, and its customers, Grilla has developed a highly respected and authentic brand that aligns well with our core values, and is a perfect fit within our outdoor lifestyle brand offering.  We look forward to leveraging our Dock & Unlock™ strategy to take Grilla to the next level by further expanding its innovative and high-quality product line, broadening its loyal consumer base, and delivering sustainable future growth.

Dave Shidler, President of Grilla, said, “We founded Grilla Grills over seven years ago out of a desire to provide consumers with high-quality, innovative grills and exceptional customer service, allowing them to be stars in their own backyards.  Once we met the team at American Outdoors Brands, it quickly became clear that they share our passion for innovation, the customer experience, and the outdoors. We are excited to join forces and take Grilla into its next phase of growth as part of the American Outdoor Brands family.”

American Outdoor Brands negotiated directly with the seller on the transaction, which will be structured as an asset acquisition, and is expected to be immediately accretive to American Outdoor Brands net sales and non-GAAP net income.  The transaction is expected to be completed in the coming days, following the satisfaction of customary closing conditions.

1800 N Route Z, Suite A Columbia, MO 65202 (800) 338-9585 NASDAQ: AOUT

American Outdoor Brands expects to fund the acquisition utilizing a combination of cash on hand and availability from the company’s existing line of credit.  In conjunction with the asset acquisition, TD Bank has approved an amendment to the company’s current Loan and Security Agreement, increasing the capacity on the revolving line of credit from $50 million to $75 million, with no change to the existing $15 million accordion feature.  The amendment is expected to close within the next two weeks.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an industry leading provider of outdoor products and accessories, including hunting, fishing, camping, shooting, and personal security and defense products, for rugged outdoor enthusiasts.  The company produces innovative, top quality products under its brands Caldwell®; Wheeler®; Tipton®; Frankford Arsenal®; Hooyman®; BOG®; MEAT!; Uncle Henry®; Old Timer®; Imperial®; Crimson Trace®; LaserLyte®; Lockdown®; ust®; BUBBA®; and Schrade®.  For more information about all the brands and products from American Outdoor Brands, Inc., visit www.aob.com.

About Grilla Grills

Grilla Grills is a Michigan-based, privately owned provider of high-quality, barbecue grills; Wi-Fi-enabled wood pellet grills; smokers; accessories; and modular outdoor kitchens.  Established in 2015, the product of founders in the construction and automotive industries, Grilla Grills produces innovative, feature-rich outdoor grills and accessories that incorporate modern designs, and are built from durable materials for longevity and durability. Grilla Grills keeps its products popular and affordable by selling directly to consumers, primarily online and through two retail locations in Holland, Michigan and Dallas, Texas.  For more information on the full line of Grilla Grills products, visit www.grillagrills.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, leveraging our Dock & Unlock™ strategy to take Grilla to the next level by further expanding its innovative and high-quality product line, broadening its loyal consumer base, and delivering sustainable future growth; the expectation for the Grilla acquisition to be immediately accretive to American Outdoor Brands net sales and non-GAAP net income; the expectation for the transaction to be completed in the coming days following the satisfaction of customary closing conditions; the purchase price of Grilla after factoring in the future tax benefit resulting from the asset purchase; our expectation to fund the acquisition utilizing a combination of cash on hand and availability from the company’s existing line of credit; and the amount, timing, and completion of the amendment to the company’s current Loan and Security Agreement. Forward-looking statements are based on our beliefs as well as assumptions made by, and information currently available to us. The risks and uncertainties to which forward-looking statements are subject include, without limitation, changes in price and volume and the volatility of our common stock, adverse impacts on our common stock due to the COVID-19 pandemic, unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company, changes in general economic, business and political conditions, and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors,” and other sections of the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Except as required by applicable law or regulation, we disclaim any obligation and do not intend to publicly update or review any of our forward-looking statements, whether as a result of new information, future events, or otherwise.